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                                                                     EXHIBIT 4.2



        AMENDMENT TO G-III APPAREL GROUP, LTD.'S 1997 STOCK OPTION PLAN


The G-III Apparel Group, Ltd.'s 1997 Stock Option Plan (the "Plan") is hereby amended in the following respect:

       The first sentence of Section 2 of the Plan is hereby amended to read as follows:


                  "2.      Stock Subject to the Plan.  Subject to the
                  provisions of Section 6, the Company may issue and sell a total of 750,000 shares of its common stock, $.01 par value (the "Common Stock"), pursuant to the Plan."